Issuer Free Writing Prospectus dated December 5, 2022

Filed Pursuant to Rule 433

Registration No. 333-255424

Publicly Traded Opportunity Zone Investing For Year-End Tax Sheltering, Growth and Income Potential in the Face of Inflation/Recession Uncertaintly

Simply put: This Special White Paper will explain how you can help your clients to keep more money invested in their accounts and out of the hands of the IRS with an opportunity zone public real estate partnership structure with growth and income potential.


NYSE American OZ
Publicly Traded Opportunity Zone Investing For Year-End Tax Sheltering, Growth and Income Potential in The Face of Inflation/ Recession Uncertainty

To learn more about publicly traded opportunity funds, please scan the QR code to receive a copy of the white paper **Publicly Traded Opportunity Zone Investing For Year-End Tax Sheltering, Growth and Income Potential in the Face of Inflation/Recession Uncertainty.**

www.OzBelpointe.com
(203) 883-1944

NYSE American OZ

Shelter Your Clients' 2022 Capital Gains By December 31st



NYSE OZ
Publicly Traded Opportunity Zone Investing For Year-End Tax Sheltering, Growth and Income Potential in The Face of Inflation/ Recession Uncertainty

Get our white paper **Publicly Traded Opportunity Zone Investing For Year-End Tax Sheltering, Growth and Income Potential in the Face of Inflation/Recession Uncertainty.**

Scan the QR code or visit www.OzBelpointe.com to receive a digital copy immediately!

www.OzBelpointe.com ▪ (203) 883-1944

Important information: Belpointe PREP, LLC ("Belpointe OZ") has filed a registration statement (including a prospectus) with the SEC for the offer and sale of up to $750,000,000 of its Class A units. You should read Belpointe OZ's most recent prospectus and the other documents that it has filed with the SEC for more complete information about Belpointe OZ and the offering. You may get these documents for free by visiting EDGAR on sec.gov or Belpointe OZ's website at belpointeoz.com/filings. Alternatively, you may request Belpointe OZ send you the prospectus by calling (203) 883-1944 or emailing claidlaw@belpointe.com. Read the prospectus in its entirety before making an investment decision.

Investing in Belpointe OZ's Class A units involves a high degree of risk, including a complete loss of investment. Prior to making an investment decision, you should carefully consider Belpointe OZ's investment objectives and strategy, risk factors, fees and expenses and any tax consequences that may results from an investment in Belpointe OZ's Class A units.

Past performance is not an indicator or a guarantee of future performance. The price of Belpointe OZ Class A will fluctuate in market value and may trade above or below its net asset value. Brokerage commissions and expenses will reduce returns.

NYSE American: OZ

255 Glenville Road
Greenwich, CT 06831

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Hackensack, NJ
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